Exhibit 10.30

INDUSTRY CONSULTING AGREEMENT

THIS INDUSTRY CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the 30th day of December, 2016 (the “Effective Date”) by and between MOMENTA PHARMACEUTICALS, INC., a Delaware corporation, having a place of business at 675 West Kendall Street, Cambridge, MA 02142 (“Company”) and Richard P. Shea, having a place of business at XXX (“Consultant”).

1.	DEFINITIONS

“Confidential Information” means any scientific, technical, trade or business information developed for or possessed by Company (including that developed by Consultant under the terms of this Agreement) which is treated by Company as confidential or proprietary, including, without limitation, information pertaining to sugars, polysaccharides, heparinases, enzymes, reagents, glycoproteins, proteins, peptide mixtures, peptides, glycoconjugates, primers, plasmids, vectors, expression systems, cells, cell lines, antibodies, organisms, chemical compounds, products, formulations, technologies, techniques, methodologies, algorithms, notation systems, computer programs, computer security systems and processes, assay systems, procedures, tests, data, documentation, reports, sources of supply, know-how, patent positioning, relationships with employees and consultants, business plans, business developments, research, development, process development, manufacturing, commercialization, marketing, and any other confidential information about or belonging to Company’s affiliates, suppliers, licensors, licensees, partners, collaborators, customers or others. For the purpose of clarity, the identity of any of Company’s programs or drug development candidates shall be considered Company’s Confidential Information.

Confidential Information shall not include any information which (a) was known to Consultant at the time it was disclosed, other than by previous disclosure by Company, as evidenced by Consultant’s written records at the time of disclosure, (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, or (c) is lawfully and in good faith made available to Consultant by a third party who did not derive it, directly or indirectly, from Company.

“Development” means ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, methodologies, biological substances, materials, devices, equipment, algorithms, notation systems, computer software and hardware, data, documentation and reports (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) that are developed or conceived or reduced to practice by Consultant (a) during the term of this Agreement and (b) (i) in performance of the consulting services rendered under this Agreement, (ii) by use of Company’s intellectual property, equipment or facilities or (iii) otherwise at Company’s expense.

2.	SERVICES

2.1 For the term listed on Attachment A, Company hereby retains Consultant and Consultant hereby agrees to perform the consulting services listed on Attachment A in exchange for the compensation listed on Attachment A. On the last day of each calendar month, Consultant shall invoice Company for the consulting services rendered and any expenses incurred during such calendar month in respect of this Agreement. Payments shall be due within thirty (30) days from Company’s receipt of each invoice from Consultant. In addition, Consultant agrees that Company may disclose information related to this Agreement (including, without limitation, information regarding any compensation or other benefits provided to Consultant under this Agreement) to the extent required by, and in compliance with, applicable local, state, and/or federal law.

2.2 Consultant represents that it is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the consulting services contemplated by this Agreement. During the term of this Agreement, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the consulting services contemplated by this Agreement in such manner and at such times that the rendering of the consulting services under this Agreement will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

2.3 Consultant represents that the performance of the consulting services contemplated by this Agreement does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing with the business of any third party.

2.4 In performing the consulting services contemplated by this Agreement, Consultant agrees to comply with all business conduct, regulatory and health and safety guidelines or regulations established by Company or any governmental authority with respect to the business of the Company.

2.5 Consultant represents that Consultant has not been suspended, debarred or subject to temporary denial of approval, and to the best of Consultant’s knowledge, is not under consideration to be suspended, debarred or subject to temporary denial of approval, by the Food and Drug Administration from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

3.	DEVELOPMENTS

3.1 All Developments shall be “works made for hire” and the exclusive property of Company. Consultant shall promptly and fully disclose to Company all Developments. Consultant shall keep and maintain complete records of all Developments and of all work carried out by Consultant under the terms of this Agreement. These records shall also be “works made for hire” and the exclusive property of Company. Consultant may keep one copy of these records in Consultant’s files solely for reference purposes. Consultant hereby assigns to Company all of Consultant’s right, title and interest in and to any and all Developments. During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for any and all Developments, all in the name of the Company and at Company’s cost and expense, and, without limitation, shall execute and deliver all requested applications, assignments and other documents, and take such other measures as Company shall reasonably request, in order to perfect and enforce Company’s rights in any and all Developments. Consultant hereby appoints Company its attorney-in-fact to execute and deliver any such documents on behalf of Consultant in the event Consultant shall fail to do so.

3.2 Consultant shall not use any third party intellectual property or facilities in performing the consulting services contemplated by this Agreement or engage in any other activities that would result in a third party having an ownership interest in any Developments.

4.	CONFIDENTIALITY

During the term of this Agreement and thereafter, Consultant shall not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, or deliver or make available to any third party any Confidential Information, other than in furtherance of the purposes of this Agreement and only then with the prior written consent of Company. Notwithstanding the foregoing, if required, Consultant may disclose Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to

Company. During the term of this Agreement and thereafter, Consultant shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and shall not remove any Confidential Information from the premises of the Company, except to the extent necessary to fulfill the consulting services contemplated by this Agreement and then only with the prior oral or written consent of the Company.

5.	EXPIRATION AND TERMINATION

5.1 This Agreement shall continue for the term listed on Attachment A unless sooner terminated by written agreement of both parties or pursuant to the terms of this Section 5.

5.2 Company may terminate this Agreement at any time without cause upon not less than twenty (20) days prior written notice to the Consultant.

5.3 Company may immediately terminate this Agreement at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (e.g., a breach of Section 4) or in the event that Consultant is accused of a felony or materially unethical conduct. In addition, Company may terminate this Agreement for cause at any time upon ten (10) days prior written notice to Consultant. Cause shall mean (a) a material breach by Consultant of this Agreement where such breach can be cured and is not remedied within such ten (10) day period, (b) the physical or mental inability of Consultant to perform the consulting services contemplated under this Agreement or (c) the unsatisfactory performance of the consulting services contemplated under this Agreement which unsatisfactory performance is not remedied within such ten (10) day period.

5.4 Upon termination, neither Company nor Consultant shall have any further obligations under this Agreement except that the liabilities accrued through the date of termination and the obligations which by their terms survive termination including, without limitation, the applicable confidentiality provisions of this Agreement, shall survive termination. Notwithstanding the foregoing, the Company’s obligation to pay Consultant the Bonus Payment as provided in Schedule A shall survive the Company’s termination of this Agreement on or before March 31, 2017, except in the case of a termination pursuant to Section 5.3. Upon termination, Consultant shall return to Company all Confidential Information.

6.	MISCELLANEOUS

6.1 All consulting services contemplated under this Agreement shall be rendered by Consultant as an independent contractor. Consultant shall have no right to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to employees of Company. Consultant shall not in any way represent Consultant to be an employee, partner, joint venturer, agent or officer of Company.

6.2 Consultant shall pay all required taxes on Consultant’s income under this Agreement. Consultant shall provide all required tax information, including without limitation, the IRS Form W-9 “Request for Taxpayer Identification Number and Certification.” Failure to provide such information may result in withholding of payments to Consultant.

6.3 All formal notices from one party to the other shall be in writing and shall be given by addressing the same to the other at the address or facsimile number set forth in this Agreement or at such other address or facsimile number as either may specify in writing to the other. Such notices to Company shall be marked “Attention: Chief Executive Officer”, with a copy to “Attention: General Counsel”. Such notices shall become effective when (a) deposited in the mail with proper postage for first class certified mail, return receipt requested, (b) deposited with a commercial courier, (c) hand delivered or (d) promptly confirmed by mail, commercial courier or hand delivery when dispatched by facsimile.

6.4 This Agreement is a personal services agreement. The rights and obligations under this Agreement may not be assigned or transferred by either party without the prior written consent of the other party, except that Company may assign this Agreement to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the business to which this Agreement relates.

6.5 This Agreement constitutes the entire agreement of the parties with regard to its subject matter and supersedes all previous oral or written representations, agreements and understandings between Company and Consultant. This Agreement may be changed only by a writing signed by both parties.

6.6 In the event that any one or more provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions are held to be excessively broad, any such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

6.7 This Agreement shall in all events and for all purposes be governed by and construed in accordance with the law of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

6.8 By signing and delivering this Agreement or any exhibit, appendix, amendment, addendum, or any legally binding document thereto, each Party will be deemed to represent to the other that the signing Party has not made any changes to such document from the final draft provided to the other Party for signature unless the signing Party has expressly called such changes to the other Party’s attention in writing (e.g., by “redlining” the document or by a comment memo or email).

IN WITNESS WHEREOF, the parties hereto have set their hand as of the Effective Date.

MOMENTA PHARMACEUTICALS, INC.

By: /s/ Scott Storer
Print Name: Scott Storer
Title: Chief Financial Officer
Facsimile: XXX

CONSULTANT:

/s/ Richard P. Shea
Print name: Richard P. Shea

ATTACHMENT A

1. Services:

Consultant will provide consulting services in support of a range of Company’s business objectives.

The scope of services may include, but are not limited to:

•	Consult with the Chief Financial Officer (the “CFO”) regarding investor relations, financial reporting, facilities and/or information technology matters.

•	At the CFO’s direction, consult with other Momenta employees regarding investor relations, financial reporting, facilities and/or information technology matters.

•	Upon request, review and provide written comments to various documents, including, but not limited to, investor presentations, public disclosures and internal reports.

•	Upon request, attend and participate in investor conferences, investor calls or other investor-related activities with the CFO and other Momenta employees.

Consultant will be available for consultation on a schedule and at such places as are determined by mutual arrangement between Scott Storer, the Company’s Chief Financial Officer, to whom Consultant will report during the term of the Agreement, and Consultant. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.	Compensation and Expenses:

As compensation for the consulting services rendered under this Agreement, Company shall pay Consultant Two Hundred Dollars ($200) per hour for such services actually rendered, not to exceed One Hundred Thousand Dollars ($100,000) without Company’s prior written consent. The parties agree that the compensation reflects the fair market value of the services rendered hereunder.

Company will reimburse Consultant for all reasonable travel and other expenses incurred by Consultant in rendering the consulting services, provided that such expenses are agreed upon in writing in advance and when confirmed by appropriate written expense statements and other supporting documentation.

In accordance with Section 2.1 of the Agreement, invoices should be sent to Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, MA 02142, Attention: Accounts Payable.

In addition, Company will pay Consultant One Hundred Fifty-Nine Thousand Eight Hundred Thirty Dollars ($159,830), equal to 40% of Consultant’s 2016 employee base salary (the “Bonus Payment”). Subject to Section 5.4 of the Agreement, the Bonus Payment will be paid on March 31, 2017.

3.	Term:

The term of this Agreement will be for six (6) months, unless terminated earlier pursuant to Section 5 of the Agreement. The term shall begin on December 30, 2016.